Exhibit 99.1

CONTACT:

Carley Partridge

Axon Manager, PR & Comms

Media ONLY Hotline: (480) 444-4000

Press@Axon.com

Axon Appoints Venture Partner and Global Business Leader Adriane Brown to Board of Directors

SCOTTSDALE, Ariz., June 3, 2020 — Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, today announced the addition of Adriane Brown to its board of directors. Ms. Brown is a seasoned leader and independent board director who brings more than three decades of global business leadership and entrepreneurship to Axon. Axon’s board formally voted last week to extend an offer to Ms. Brown following a six-month extensive search. Her appointment became effective May 30, 2020.

“Adriane’s contribution to our board of directors will be invaluable,” says Axon CEO and founder, Rick Smith. “Adriane has a history of stellar leadership at major innovative companies across industries that include aerospace, automotive and technology. We welcome her guidance on how to continue to expand our business globally and work towards our mission of protecting life.”

“I am drawn to companies with bold ideas and that is why I’m excited to sit on Axon’s board,” says Ms. Brown. “I’m passionate about contributing leadership and business guidance particularly to companies that are focused on the betterment of society. Axon’s mission to protect life and obsolete the bullet is a bold one and I am thrilled to be a part of it.”

Ms. Brown currently sits on the board of directors for eBay and Washington Research Foundation, and is the Board Chair at Seattle’s Pacific Science Center. She previously served on boards for Raytheon, Allergan and Harman. In 2018, Ms. Brown was appointed as a venture partner at Flying Fish Partners, a firm that invests capital and expertise in startups focused on machine learning and artificial intelligence. Prior to that, Ms. Brown served as president and COO at Intellectual Ventures, as president and CEO of Honeywell Transportation Systems, and rose from shift supervisor to vice president and general manager of the Environmental Products Division during her 19-year tenure at Corning. Ms. Brown holds an Honorary Doctorate in Humane Letters and a Bachelor’s Degree in Environmental Health from Old Dominion University. She received her master’s degree in management from the Massachusetts Institute of Technology.

Axon board members are expected to hold a minimum of 8,000 shares, after receiving sufficient grants to do so. Ms. Brown’s appointment brings the total number of independent directors on Axon’s board to eight.

About Axon

Axon is a network of devices, apps and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of a public safety officer's day-to-day experience with the goal of helping everyone get home safe.

We work hard for those who put themselves in harm's way for all of us. To date, more than 234,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Allergan is a trademark of Allergan Inc., eBay is a trademark of eBay Inc., Facebook is a trademark of Facebook, Inc., Harman is a trademark of Harman International, Honeywell is a trademark of Honeywell International, Inc., Massachusetts Institute of Technology is a trademark of Massachusetts Institute of Technology  Corporation, Old Dominion University is a trademark of Old Dominion University, Pacific Science Center is a trademark of Pacific Science Center Foundation, Raytheon is a trademark of Raytheon Company and Twitter is a trademark of Twitter, Inc. Axon and the "Delta Logo” are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

•	Axon on Twitter: https://twitter.com/axon_us
•	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Note to Investors

Please visit http://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information and its business.